                                                              Exhibit (d)(3)(i)

                        Loomis, Sayles & Company, L.P.
                             One Financial Center
                               Boston, MA 02111

July 1, 2005

Loomis Sayles Funds I
Loomis Sayles Intermediate Duration Fixed Income Fund
399 Boylston Street
Boston, MA 02116
Attn: Michael C. Kardok, Treasurer

Re: Loomis Sayles Intermediate Duration Fixed Income Fund Advisory Agreement Addendum

Dear Mr. Kardok:

The Advisory Agreement dated October 30, 2000 between Loomis Sayles Funds I (formerly, Loomis Sayles Investment Trust) (the "Trust"), with respect to its Loomis Sayles Intermediate Duration Fixed Income Fund series (the "Series"), and Loomis, Sayles & Company, L.P. (the "Adviser") is hereby revised, effective July 1, 2005, to delete Section 7 and to replace it with the following:

   7. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Trust shall pay the Adviser compensation at the annual percentage rate of 0.25% of the average daily net assets of the Series, or such lesser rate as the Adviser may agree to from time to time. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from time to time determine and specify in writing to the Adviser.
The Adviser hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Loomis, Sayles & Company, L.P.
By:    Loomis, Sayles & Company, Inc., its general partner

By:    /s/ KEVIN CHARLESTON
       ---------------------
Name:  Kevin Charleston
Title: Director

ACCEPTED AND AGREED TO:
Loomis Sayles Funds I, on behalf of
Loomis Sayles Intermediate Duration Fixed Income Fund

By:    /s/ MICHAEL C. KARDOK
       ---------------------
       Michael C. Kardok
Title: Treasurer

Date:  July 1, 2005

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